SUB-ITEM 77K:  Changes in registrants certifying accountant


      On July 26, 2004, PricewaterhouseCoopers LLP resigned as independent accountant for Aegis Value Fund, Inc. (the Fund). PricewaterhouseCoopers LLP was previously engaged as the independent registered public accounting firm to audit the Fund financial statements.

      PricewaterhouseCoopers LLP issued reports on the Fund financial statements as of August 31, 2003 and 2002. Such reports did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      PricewaterhouseCoopers LLP's resignation was accepted by the Fund Audit Committee and the Fund Board of Directors.

      At no time preceding the resignation of PricewaterhouseCoopers LLP were there any disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its report. At no time preceding the resignation of PricewaterhouseCoopers LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur.

      The Fund engaged Briggs Bunting & Dougherty, LLP as its new independent accountant on July 28, 2004. At no time preceding the engagement of Briggs Bunting & Dougherty, LLP did the Fund consult Briggs Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in
Item 304 of Regulation S-K.

      The Fund has provided PricewaterhouseCoopers LLP with a copy of these disclosures and has requested PricewaterhouseCoopers LLP to furnish the Fund with a letter addressed to the Commission stating whether it agrees with the statements made by the Fund herein and, if not, stating the respects in which it does not agree.